Exhibit 99.1

ICOS CORPORATION 22021 20th Avenue SE Bothell, WA 98021

PRESS RELEASE

Contact:	Lacy Fitzpatrick	Gabrielle Braswell
	ICOS Corporation (425) 415-2207	Solvay Pharmaceuticals, Inc. (770) 578-5637

ICOS Corporation and Solvay Pharmaceuticals, Inc. Enter

Into Co-Promotion Agreement for AndroGel®

Bothell, WA and Marietta, GA – January 31, 2005 – ICOS Corporation (Nasdaq:ICOS) and Solvay Pharmaceuticals, Inc., announced today that the companies have entered into a co-promotion agreement for AndroGel® (testosterone gel) 1% CIII. AndroGel® is approved in the United States for replacement therapy in males for conditions associated with a deficiency or absence of a man’s own testosterone. The co-promotion agreement covers the United States and extends through at least 2006, with a renewal option.

Under the agreement, ICOS will provide promotional support for AndroGel® through physician details and other promotional activities conducted by its U.S. sales representatives. ICOS will be paid a service fee per physician detail as well as fees based on achievement of specified sales goals for AndroGel®. Solvay Pharmaceuticals will continue to support AndroGel® through its own sales force.

“A recent study presented at the American Academy of Family Practice estimated that more than 13 million men in the United States have low testosterone – a much greater number than previously estimated, suggesting a larger population of patients going untreated for the indicated use of AndroGel®,” said Harold H. Shlevin, PhD, President and CEO of Solvay Pharmaceuticals, Inc. “Through this agreement with ICOS, Solvay Pharmaceuticals is able to extend its reach and gain an experienced sales force with the shared goal of increasing awareness of the appropriate use of AndroGel® in treating low testosterone.”

Paul N. Clark, ICOS Chairman and CEO stated, “The ICOS sales representatives will be promoting what we believe are two best-in-class products, Cialis® for men with erectile dysfunction and AndroGel® for men with absent or low testosterone. This co-promotion agreement utilizes the experience and proven capabilities of our U.S. sales force among urologists and primary care providers.”

About AndroGel®:

AndroGel® is a once-daily, clear, odorless topical testosterone gel approved by the U.S. Food and Drug Administration in 2000 for replacement therapy in men for conditions associated with absent or low testosterone (low T). AndroGel® is the first testosterone gel to be approved by the FDA. It is also the number one prescribed form of testosterone therapy in the United States.

AndroGel® is the first and only FDA-approved testosterone gel available in a non-aerosol, metered-dose pump, which is designed to deliver 1.25 grams of testosterone gel per pump depression. AndroGel® also is available in 2.5 and 5 gram packets. This gives patients two convenient ways for using AndroGel® and offers physicians added flexibility to dose it from the starting dose of 5g per day to 7.5g or from 7.5g to 10g per day as needed.

It is estimated low T affects up to 13 million men age 45 and older. Symptoms of low T may include diminished interest in sex, reduced muscle mass, decreased bone density, depressed mood and fatigue. Men with chronic conditions, such as obesity, diabetes and hypertension, also are more likely to have low T compared to other men.

Androgens are contraindicated in men with carcinoma of the breast or known or suspected carcinoma of the prostate. AndroGel® is not indicated for use in women, has not been evaluated in women, and must not be used in women. Geriatric patients treated with androgens may be at an increased risk for the development of enlarged prostate and prostate cancer. Please refer to the AndroGel® prescribing information for complete safety information.

About ICOS Corporation

ICOS Corporation, a biotechnology company headquartered in Bothell, Washington, is dedicated to bringing innovative therapeutics to patients. ICOS is marketing its first product, Cialis® (tadalafil), through Lilly ICOS LLC, for the treatment of erectile dysfunction. ICOS is working to develop treatments for serious unmet medical conditions such as chronic obstructive pulmonary disease, benign prostatic hyperplasia, cancer and inflammatory diseases.

About Solvay Pharmaceutical, Inc.

Solvay Pharmaceuticals, Inc. (www.solvaypharmaceuticals-us.com) of Marietta, Georgia (USA), is a research-driven pharmaceutical company that seeks to fulfill unmet medical needs in the therapeutic areas of cardiology, gastroenterology, mental health, women’s health and a select group of specialized markets including men’s health. It is a part of the global Solvay Pharmaceuticals organization whose core activities consist of discovering, developing and manufacturing medicines for human use. Solvay Pharmaceuticals, Inc. is a subsidiary corporation of the worldwide Solvay Group of chemical and pharmaceutical companies headquartered in Brussels, Belgium.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause ICOS’ results and the timing of certain events to differ materially from those discussed in the forward-looking statements, including risks associated with ICOS’ product commercialization, manufacturing activities, clinical development, regulatory approvals, intellectual property claims and litigation and other risks detailed in ICOS’ latest Quarterly Report on Form 10-Q and its other SEC filings.

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